Exhibit 1

Reynolds Group Holdings Limited Announces Launch of Senior Secured Notes Offering

Business Wire

New York, New York – September 14, 2012 – Reynolds Group Holdings Limited (“Reynolds Group”) today announced that through its wholly owned subsidiaries it intends to commence a private offering (the “Offering”) of $1,000 million aggregate principal amount of Senior Secured Notes due 2020 (the “Notes”).

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

Reynolds Group intends to use the net proceeds of the Offering, together with available cash, to repay, in whole or in part, existing term loans under its senior secured credit facilities. Concurrently with the Offering, Reynolds Group is seeking to incur additional term loan borrowings under its senior secured credit facilities and to amend certain other terms of the senior secured credit facilities. Reynolds Group intends to use the additional term loan borrowings to repay existing term loan indebtedness under its senior secured credit facilities. There can be no assurance that Reynolds Group will be able to amend its senior secured credit facilities or enter into the related refinancing. The Offering is not conditioned on the amendment to the senior secured credit facilities or the related refinancing.

The Notes have not been registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

About Reynolds Group:

Reynolds Group is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products. Reynolds Group is based in Auckland, New Zealand. Additional information regarding Reynolds Group is available at www.reynoldsgroupholdings.com.

Forward-Looking Statements:

This press release may contain “forward-looking statements.” Forward-looking statements include statements regarding the goals, beliefs, plans or current expectations of Reynolds Group, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “may,” “will” or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such uncertainties, risks and assumptions include, but are not limited to: risks related to our ability to complete the Offering; risks related to acquisitions, including completed and future acquisitions, such as the risks that we may be unable to complete an acquisition in the timeframe anticipated, on its original terms, or at all, or that we may not be able to achieve some or all of the benefits that we expect to achieve from such acquisitions, including risks related to integration of our acquired businesses; risks related to the future costs of energy, raw materials and freight; risks related to our substantial indebtedness and our ability to service our current and future indebtedness; risks related to our hedging activities which may result in significant losses and in period-to-period earnings volatility; risks related to our suppliers of raw materials and any interruption in our supply of raw materials; risks related to downturns in our target markets; risks related to increases in interest rates which would increase the cost of servicing our debt; risks related to dependence on the protection of our intellectual property and the development of new products; risks related to exchange rate fluctuations; risks related to the consolidation of our customer bases, competition and pricing pressure; risks related to the impact of a loss of one of our key manufacturing facilities; risks related to our exposure to environmental liabilities and potential changes in legislation or regulation; risks related to complying with environmental, health and safety laws or as a result of satisfying any liability or obligation imposed under such laws; risks related to changes in consumer lifestyle, eating habits, nutritional preferences and health-related and environmental concerns that may harm our business and financial performance; risks related to restrictive covenants in the Notes and our other indebtedness which could adversely affect our business by limiting our operating and strategic flexibility; risks related to our dependence on key management and other highly skilled personnel; and risks related to our pension plans.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above.

Contact

Reynolds Group Holdings Limited

enquiries@reynoldsgroupholdings.com

Joseph E. Doyle - + 1-847-482-2409

2